Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

                               Company Contact:   Bruce R. York
                                                  Vice President and CFO
                                                  (206) 733-8180

        CELLULAR TECHNICAL SERVICES ANNOUNCES FAVORABLE ARBITRATION AWARD

Seattle, June 26, 2001 - Cellular Technical Services Company, Inc. (Nasdaq NM Symbol CTSC) ("CTS"), a leading provider of products and services for the telecommunications industry, today announced the conclusion of an arbitration proceeding it had initiated against a former customer. Under the terms of the arbitration award, which is subject to appeal, CTS is to receive damages and interest totaling approximately $1.0 million or approximately $0.44 cents per share, plus attorney's fees.

Stephen Katz, CTS Chairman and CEO stated, "A negotiated settlement would have been preferred, but unfortunately that was not possible. The timing for recognition of the income will be determined by the finalization of all events of the award including the timing of the payment to be received and any appeals process."

CTS provides real-time information processing and management solutions for the telecommunications industry. Over the past 12 years, CTS has used its extensive experience with real-time wireless call processing to create technologically advanced solutions for this industry, including integrated solutions for fraud management. Today, CTS is building a more diversified, vertically structured organization with a focus on providing a wide range of products and services.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results for CTS or its affiliates to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include but are not limited to: dependence on analog cellular networks for certain products and services; vulnerability to rapid industry change and technological obsolescence; limited customer base and reliance on a relatively small number of customers and customer contracts; dependence on a limited number of existing products and services; uncertainty of continued demand for and market penetration of its existing products and services under existing and future contracts; uncertainty in its ability to timely develop, introduce and gain acceptance of new products and services; uncertainty of the demand for and market penetration of new products and services; the possible impact of competitive products and pricing; the risk that its current and future products may contain errors or be affected by technical problems that would be difficult and costly to detect and correct; manufacturing difficulties, including reliance on a limited number of outside vendors for key components and processes; potential difficulties in managing changing business conditions; dependence on key personnel; the availability of financing; and other risks described in CTS' filings with the Securities and Exchange Commission.